Exhibit 10.8

EXECUTION COPY

RETENTION BONUS AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 7th day of September, 2012 (the “Effective Date”), by and among Interline Brands, Inc., a New Jersey corporation (the “Company”), Interline Brands, Inc., a Delaware corporation (the “Parent”) and John Ebner (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated January 8, 2010 (the “Employment Agreement”);

WHEREAS, Parent and the Executive are parties to a Change in Control Severance Agreement dated January 8, 2010, as amended on March 1, 2011 (the “Change in Control Agreement”); and

WHEREAS, the execution and delivery of this Agreement by Parent and the Executive is related to that certain Agreement and Plan of Merger, dated as of May 29, 2012 (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Isabelle Holding Company, LLC (“Isabelle”), Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Isabelle (“Merger Sub”), and Parent, pursuant to which, on the date hereof, Merger Sub will merge with and into Parent, with Parent continuing as the surviving corporation (the “First Merger”);

WHEREAS, immediately following the First Merger, Isabelle will file a certificate of ownership and merger, pursuant to which Isabelle will merge with and into Parent (together with the First Merger, the “Mergers”), with Parent continuing as the surviving corporation (the “Surviving Corporation”); and

WHEREAS, the parties desire for the Executive to continue employment with the Company following the closing of the transactions contemplated by the Mergers (the “Closing”).

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Retention Bonus; 2012 Annual Bonus; Call Option.

(a)                                 Subject to the Executive’s continued employment with the Company through the date that is six months following the Closing (the “Retention Date”) and the Executive’s agreeing to abide by the terms and conditions of the restrictive covenants in Section 10 of the Employment Agreement and Section 8 of the Change in Control Agreement, the Company shall pay to the Executive a bonus in the amount of $1,018,868 (the “Retention Bonus”) within thirty (30) days following the Retention Date; provided, that, the Executive has executed a release of claims in a form attached hereto as Exhibit A (a “Release”) that becomes effective not later than thirty (30) days following the Retention Date.  If the Executive’s employment with the Company continues beyond the date on which he has executed the Release pursuant to the foregoing sentence, the Executive agrees to execute an additional Release upon or following his subsequent termination of employment for any reason that becomes effective not later than thirty (30) days following such termination.  The parties hereby acknowledge that Parent has retained a public accounting firm to determine whether the Retention Bonus or any other “Payment” (as defined in the Change in Control Agreement) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”).  Parent hereby agrees to abide by the determination made by such accounting firm pursuant to the immediately preceding sentence for purposes of Sections 280G and 4999 of the Code.

(b)                                 Notwithstanding the foregoing, upon the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, or upon a termination due to the Executive’s death or Disability, in any such case prior to the Retention Date, the Executive shall be entitled to the Retention Bonus within thirty (30) days following the date of such termination, provided, that, except in the case of the Executive’s death, the Executive (or in the case of his Disability, if necessary, his representative) has executed a Release that becomes effective not later than thirty (30) days following the Executive’s termination of employment.  For purposes of this Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement; provided, that, (1) the Executive hereby acknowledges and agrees that none of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the Parent ceasing to be a publicly traded company or (iii) any change in the Executive’s duties or responsibilities solely as a result of the Parent ceasing to be a publicly traded company shall constitute “Good Reason” as such term is defined in the Change in Control Agreement and (2) a voluntary resignation by the Executive for any reason following the date that is one month following the commencement of employment of the Executive’s successor as Chief Financial Officer of the Company shall be deemed a resignation for Good Reason.  The terms “Cause” and “Disability” shall have the meanings set forth in the Change in Control Agreement.

(c)                                  Subject to the attainment of the applicable performance criteria (and, except as set forth below, taking into account the terms and conditions of Item 1 of Section 5.1(p) of the Company Disclosure Letter to the Merger Agreement), the Executive shall be entitled to an annual cash bonus with respect to the Company’s 2012 fiscal year (for the avoidance of doubt, without proration), which bonus shall be paid at the time the Company pays annual bonuses with respect to the Company’s 2012 fiscal year generally and by no later than March 15, 2013 (it being understood that, notwithstanding any agreement or arrangement to the contrary, including Item 1 of Section 5.1(p) of the Company Disclosure Letter to the Merger Agreement, the Executive shall be entitled to such bonus regardless of whether the Executive’s employment terminates prior to the date that the Company pays annual bonuses with respect to the Company’s 2012 fiscal year generally).  Notwithstanding the foregoing, if the Compensation Committee of the Board of Directors reasonably determines that the timeline for completion of the Company’s audited financial statements for 2012 makes payment of the bonus by March 15, 2013 administratively impracticable, the bonus shall be paid as soon as reasonably practicable during 2013 after such date.

(d)                                 Notwithstanding anything to the contrary in the Stockholders Agreement entered into by the parties (among others), dated as of the Effective Date (the “Stockholders Agreement”), the “Call Option” (as defined in the Stockholders Agreement) shall, notwithstanding the earlier termination of employment of the Executive, if any, for any reason, not be exercisable until the later of the first anniversary of the Effective Date and the date on which the Call Option would have otherwise become exercisable pursuant to the terms of the Stockholders Agreement.  For the avoidance of doubt, the provisions of the Shareholders Agreement shall, except as provided otherwise in the immediately preceding sentence, apply according to their respective terms and conditions to any shares of Common Stock (as defined in the Stockholders Agreement) held by or on behalf of the Executive on and after the Effective Date.

2.                                      Waiver of Severance.  In consideration for the Company and the Parent entering into this Agreement, the Executive acknowledges and agrees that he shall not be entitled to any severance payments or benefits from the Company or Parent upon his termination of employment with the Company or Parent for any reason after the closing of the transactions contemplated by the Merger Agreement, whether pursuant to Section 3 of the Change in Control Agreement, Section 9 of the Employment Agreement or otherwise.

3.                                      Withholding.  The Company shall be entitled to withhold from any amounts payable hereunder to the Executive such amounts as shall be sufficient to satisfy all Federal, state and local withholding tax requirements relating thereto.

4.                                      Complete Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof (it being understood, for the avoidance of doubt, that except as otherwise set forth herein, the terms and conditions of the Employment Agreement and Change in Control Agreement, including the terms and conditions of the restrictive covenants in Section 10 of the Employment Agreement and Section 8 of the Change in Control Agreement, shall continue to survive according to their respective terms).

5.                                      Nonassignability.  No right granted to the Executive under this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily).

6.                                      Right of Discharge Reserved.  Nothing in this Agreement shall confer upon the Executive any right to continue in employment with the Company or any of its subsidiaries or affiliates or affect any right that the Company or any of its subsidiaries or affiliates may have to terminate the employment of the Employee.

7.                                      Unfunded Arrangement.  The obligations under this Agreement shall be an unfunded and unsecured promise to pay.  The Executive shall have no rights under this Agreement other than those of a general unsecured creditor of the Company.

8.                                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

9.                                      Counterparts.  This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.

11.                               Section 409A.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code (collectively, “Section 409A”), or an exemption to Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.  All payments to be made upon a termination of employment under this Agreement shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, only be made upon a “separation from service” under Section 409A.  Within the time period permitted by the applicable Treasury regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), Parent and the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A so as to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A (to the extent economically more advantageous to the Executive than the imposition of any taxes and penalties).  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Executive under this Agreement during the six-month period following the Executive’s separation from service (as determined in accordance with Section 409A) on account of the Executive’s separation from service shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”).  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive’s death.  Despite any contrary provision of this Agreement, any references to termination of employment or the Executive’s date of termination shall, to the extent necessary to avoid the imposition of penalty taxes on the Executive under Section 409A, mean and refer to the date of his “separation from service,” as that term is defined in Section 409A and Treasury regulation Section 1.409A-1(h).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERLINE BRANDS, INC. (Delaware)

By:	/s/ Michael Grebe
	Name:	Michael Grebe
	Title:	CEO

[Signature Page to Retention Bonus Agreement - John Ebner]

INTERLINE BRANDS, INC. (New Jersey)

By:	/s/ Michael Grebe
	Name:	Michael Grebe
	Title:	CEO

[Signature Page to Retention Bonus Agreement - John Ebner]

EXECUTIVE

By:	/s/ John Ebner
John Ebner

[Signature Page to Retention Bonus Agreement - John Ebner]

Exhibit A

WAIVER AND RELEASE OF CLAIMS

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

General Release.  In consideration of the payments and benefits to be made under the Retention Bonus Agreement, dated as of September 7, 2012, to which Interline Brands, Inc., a Delaware corporation (“Parent”), Interline Brands, Inc, a New Jersey corporation (the “Company”) and John Ebner (the “Executive”) are parties (the “Retention Bonus Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Parent, the Company and each of the parents, subsidiaries and affiliates of Parent and the Company (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer, and/or director of any member of the Company Affiliated Group (or the predecessors thereof), including, without limitation, (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”).

Notwithstanding the foregoing, this Release shall not apply and expressly excludes: (a) vested benefits under any plan or policy maintained by the Company or any of its affiliates, including those that provide for deferred compensation, equity compensation or pension or retirement benefits or for payment of vested and accrued but unpaid vacation benefits, wages or salary upon a termination of employment; (b) health benefits under any policy or plan currently maintained by the Company or any of its affiliates that provides for health insurance continuation or conversion rights; (c) claims arising after the date of the Release; (d) claims under any directors and officers insurance policies; and (e) rights to indemnification Executive may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law.

1.                                      No Admissions, Complaints or Other Claims.  The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

2.                                      Application to all Forms of Relief.  This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

3.                                      Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

4.                                      Voluntariness.  The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over 18 years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate.  The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

5.                                      Complete Agreement/Severability.  This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims.  All provisions and portions of this Waiver and Release of Claims are severable.  If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

6.                                      Acceptance and Revocability.  The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company.  This Waiver and Release of Claims shall not become effective or enforceable until the end of the seventh calendar days after the Executive signs it.  The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

7.                                      Governing Law.  Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the state of Florida without giving effect to the conflicts of law principles thereof.

John Ebner

Date